Exhibit 10.16
2008 Key Management Bonus Program
The Compensation Committee (“Compensation Committee”) of the Board of Directors (the “Board”) of Dollar Financial Corp. (the “Company”) adopted and the Board approved a cash bonus plan for fiscal year 2008 (the “2008 Key Management Bonus Plan”) pursuant to which certain key management personnel of the Company will participate, including Sydney Franchuk and Paul Mildenstein, who are each named executive officers of the Company. The 2008 Key Management Bonus Plan sets forth target bonus amounts as a percentage of base compensation, which percentage is subject to increase based upon the achievement of certain EBITDA goals of the overall company and of the performance of the business unit in which each participant operates. The target bonus award for the named executive officers participating in the 2008 Key Management Bonus Plan is as follows: (i) Sydney Franchuk, 60%; and (ii) Paul Mildenstein, 50%. The maximum bonus opportunity for the named executive officers participating in the 2008 Key Management Bonus Plan is as follows: (i) Sydney Franchuk, 120%; and (ii) Paul Mildenstein, 100%.
The Committee and/or the Board will determine the EBITDA operating targets and methodology on which the bonuses are paid pursuant to the 2008 Key Management Bonus Plan based upon methods used historically by the Company. The Committee and/or the Board retain the right to amend, alter or terminate the 2008 Key Management Bonus Plan at any time. The bonuses under the 2008 Key Management Bonus Plan will be calculated and paid after finalizing the Company’s annual financial results for fiscal year 2008. Each employee must be employed in good standing on date of payment in order to receive payment under the arrangement.